UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                           Cytokinetics, Incorporated
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                   23282W 10 0
                                 (CUSIP Number)

                                December 22, 2004
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23282W 10 0
CUSIP No.                             13G                      Page   of   Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HBM BioVentures AG
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,574,744 (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,574,744 (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,574,744
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                         |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

(1) See Item 4


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

ITEM 1.     (a)   Name of Issuer:

                  Cytokinetics, Incorporated (the "Issuer")

            (b)   Address of Issuer's Principal Executive Offices:

                  280 East Grand Avenue
                  South San Francisco, CA  94080

ITEM 2.     (a)   Name of Person Filing:

                  HBM BioVentures AG

            (a)   Address of Principal Business Office:

                  The principal business office of HBM BioVentures AG is:

                     Zugerstrasse 50
                     6340 Baar
                     Switzerland

            (b)   Citizenship:

                     Switzerland

            (c)   Title of Class of Securities:

                     Common Stock, $0.001 par value

            (d)   CUSIP Number:

                     23282W 10 0

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

            Not applicable.

            If this Statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4.     Ownership

            (a) HBM BioVentures AG beneficially owns 1,574,744 shares of the Issuer's common stock through the wholly-owned subsidiaries listed on Exhibit 1 hereto.

            (b) Based on the number of shares of common stock reported as outstanding in the Issuer's Quarterly Report on Form 10-Q filed on November 12, 2004, HBM

                  BioVentures AG beneficially owns 5.6% of the Issuer's issued and outstanding common stock.

            (c) By virtue of the voting and investment authority possessed by its subsidiaries, HBM BioVentures AG may be deemed to have the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 1,574,744 shares.

ITEM 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

ITEM 7. Identification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            See attached Exhibit 1.

ITEM 8.     Identification and Classification of Members of the Group

            Not applicable.

ITEM 9.     Notice of Dissolution of Group

            Not applicable.

ITEM 10.    Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 4, 2005

                                             HBM BioVentures AG


                                             /s/ John Arnold as Attorney-in-Fact
                                             -----------------------------------
                                             By: John Arnold
                                             Its: Attorney-in-Fact*

* Pursuant to Power of Attorney dated December 22, 2004, filed as Exhibit 2 to this filing.


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